                                                                    Exhibit 99.1


(INTEVAC LOGO)                         3560 Bassett Street, Santa Clara CA 95054
--------------------------------------------------------------------------------
Charles Eddy                                         Dan Matsui/Gene Heller
Chief Financial Officer                              Silverman Heller Associates
(408) 986-9888                                       (310) 208-2550


              INTEVAC REPORTS THIRD-QUARTER 2004 FINANCIAL RESULTS Revenues Rise on Customer Acceptance of Nine Disk Sputtering Systems

Santa Clara, Calif. -- October 19, 2004 -- Intevac, Inc. (Company) (Nasdaq:
IVAC) reported financial results for the third quarter and nine-months ended September 25, 2004.

Total revenues for the quarter were $34.9 million, compared to $7.6 million in the third quarter of 2003. Equipment revenues were $32.6 million, versus $5.0 million in the third quarter last year. The increase resulted from revenue recognition of eight next-generation Intevac(R)200 Lean disk sputtering systems and one Intevac(R)MDP-250B disk sputtering system. Imaging revenues were $2.2 million, down from $2.7 million, due to lower revenues from research and development contracts.

Net income for the third quarter of 2004 was $1.3 million, or $0.07 per diluted share on 20.4 million weighted-average shares outstanding, compared to a net loss of $2.9 million, or $0.24 per diluted share on 12.3 million weighted-average shares, in the third quarter of 2003. The improvement was primarily attributable to higher sales of disk manufacturing equipment. The number of shares outstanding rose primarily as a result of conversion of the Company's 6 -1/2% convertible notes dues 2009 in November 2003 and the Company's secondary offering in February 2004.

Total revenues for the first nine months of 2004 were $59.4 million, up from $24.2 million in the first nine-months of 2003. Equipment revenues were $52.2 million, compared to $17.8 million in the prior-year period. The increase was attributable primarily to higher sales of disk sputtering systems and components in 2004, which were partially offset by a reduction in sales from flat panel display manufacturing equipment. Imaging revenues were $7.2 million, up from $6.4 million in the prior-year period, due to higher revenues from research and development contracts.

Net loss for the first nine months of 2004 fell to $1.2 million, or $0.06 per diluted share on 19.6 million weighted-average shares outstanding, from net losses of $11.7 million, or $0.96 per diluted share on 12.2 million weighted-average shares, for the same period in 2003. The improvement was primarily due to the substantial increase in equipment sales with only a slight increase in operating expenses. Also contributing was a reduction of interest expense due to conversion of the Company's 6 -1/2% convertible notes and the absence of $639,000 of fixed-asset write-offs included in 2003 results.

Order backlog totaled $16.2 million on September 25, 2004, compared to $46.4 million on June 26, 2004, and $24.1 million on September 27, 2003. Backlog declined primarily as the result of the nine disk sputtering systems recognized for revenue during the quarter.

Intevac Chief Executive Kevin Fairbairn commented: "In our equipment business, eight 200 Leans were accepted by our first customer. Production on these systems ramped up
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rapidly through the quarter, and they are now producing disks in high volume.
The remaining 200 Lean from this customer was accepted early in the fourth quarter. We are now competing for the production systems business at a second large hard-drive manufacturer. Our position as the only supplier with multiple perpendicular-capable tools in volume production helps us build our case for the 200 Lean as the tool of choice.

"We expect product costs on the next production build of 200 Leans to be about 20% lower than the initial build," Fairbairn continued." The savings are expected to come from reduced labor and material costs and the absence of one-time costs related to the initial production build. We also expect that future 200 Lean systems for perpendicular production will ship in a more fully populated configuration, which should increase average selling prices and contribute to margin expansion.

"We expect to see continued variability in our quarterly results, as customers tend to add capacity and capability to their factories in time for their peak production quarters," Fairbairn stated. " We believe that production deliveries of our systems will resume about the middle of 2005."

Fairbairn added: "In our Imaging business, a major milestone and a catalyst for future growth was the selection, by a major defense contractor, of Intevac's proprietary low-light-imaging camera technology for use in a next-generation head-mounted night vision system for a NATO ally. This is a critical win for us. The program is a multi-phased development and production effort. The development phase is expected to be completed in Q3 of 2005 and should be followed by a low-rate initial production phase. Volume production deliveries are expected to begin in 2006. The market for these advanced head-mounted night vision systems is significant, as these new systems are designed to replace traditional night vision tube-based systems, whose market is currently about $350 million a year."

CONFERENCE CALL INFORMATION

The Company will discuss its financial results in a conference call October 19, 2004, at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company's website, www.Intevac.com, under the Investors link, or at www.FullDisclosure.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available beginning at 3:30 p.m. PDT on October 19 through midnight October 21. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 1332342.

ABOUT INTEVAC

Intevac is the world's leading supplier of disk sputtering equipment for the thin-film disk industry and a provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.

SAFE HARBOR STATEMENT

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, timing of
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projected orders and acceptance of 200 Leans by our customers, projected cost reductions on future builds of 200 Lean systems, projected configuration and selling prices of our 200 Lean, timing of further production deliveries of 200 Leans, projected variability in our financial results, projected completion dates for head mounted cameras and projected timing of preproduction and production deliveries of head mounted cameras and the size of market for such cameras. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company's expectations. These risks include, but are not limited to, failure to achieve orders for or acceptance of delivered products as expected, failure to achieve 200 Lean cost reduction goals, failure of customers to purchase 200 Lean systems in the configurations and at the selling prices expected, failure to complete development of our low light camera for head mounted systems as expected, unanticipated variability in our financial results, and failure to achieve preproduction and production deliveries of low light cameras as planned or that the market size is smaller than predicted. Any of these risks could have a material impact on our business, our financial results and our stock price. These risks and other factors are detailed in the Company's regular filings with the U.S. Securities and Exchange Commission.

                      [Financial tables on following pages]
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CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

                                                             3 months ended                  9 months ended
                                                       ---------------------------     ---------------------------
                                                        Sept. 25,       Sept. 27,       Sept. 25,       Sept. 27,
                                                          2004            2003            2004            2003
                                                       -----------     -----------     -----------     -----------
                                                       (unaudited)     (unaudited)     (unaudited)     (unaudited)
Net revenues
  Equipment                                              $ 32,636        $  4,963        $ 52,192        $ 17,776
  Imaging                                                   2,235           2,653           7,158           6,442
                                                         --------        --------        --------        --------
    Total net revenues                                     34,871           7,616          59,350          24,218

Gross profit                                                6,375           2,880          13,831           5,159
Gross margin
  Equipment                                                  19.4%           45.3%           24.7%           21.1%
  Imaging                                                     1.2%           23.8%           12.9%           21.9%
                                                         --------        --------        --------        --------
    Consolidated                                             18.3%           37.8%           23.3%           21.3%

Operating expenses

  Research and development                                  2,831           3,173           8,972           8,916
  Selling, general and administrative                       2,316           2,216           6,709           6,287
                                                         --------        --------        --------        --------
    Total operating expenses                                5,147           5,389          15,681          15,203

Operating income/(loss)
  Equipment                                                 1,926            (969)          1,123          (4,126)
  Imaging                                                  (1,063)           (912)         (2,614)         (3,933)
  Corporate                                                   365            (628)           (359)         (1,985)
                                                         --------        --------        --------        --------
    Total operating income/(loss)                           1,228          (2,509)         (1,850)        (10,044)

Other income/(expense)                                        233            (373)            767          (1,637)
                                                         --------        --------        --------        --------
Profit/(loss) before provision for income taxes             1,461          (2,882)         (1,083)        (11,681)
  Provision for/(benefit from) income taxes                   115              --             103              --
                                                         --------        --------        --------        --------
Net income/(loss)                                        $  1,346        ($ 2,882)       ($ 1,186)       ($11,681)
                                                         ========        ========        ========        ========

Income/(loss) per share

  Basic                                                  $   0.07        ($  0.24)       ($  0.06)       ($  0.96)
  Diluted(a)                                             $   0.07        ($  0.24)       ($  0.06)       ($  0.96)
Weighted average common shares
  Basic                                                    20,104          12,266          19,617          12,206
  Diluted(a)                                               20,387          12,266          19,617          12,206

----------
(a) Diluted earnings per share exclude "as converted" treatment of our 6 1/2% Convertible Subordinated Notes Due 2004 through the period ending March 27, 2004 and our 6 1/2% Convertible Subordinated Notes Due 2009 through the period ending December 31, 2003, and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share


                                     -more-
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CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                          Sept. 25,       Dec. 31,
                                                            2004            2003
                                                          --------        --------
ASSETS                                                   (unaudited)
Current assets
  Cash, cash equivalents and short term investments       $ 33,670        $ 19,507
  Accounts receivable, net                                  12,415          14,016
  Inventories - stores and production                        9,584           7,677
  Inventories - pending acceptance at customer site          8,846           5,431
  Prepaid expenses and other current assets                    881           1,113
                                                          --------        --------
    Total current assets                                    65,396          47,744

Property, plant and equipment, net                           6,347           5,796
Long term investments                                       14,199              --
Investment in 601 California Ave LLC                         2,431           2,431
Other                                                            3               4
                                                          --------        --------
    Total assets                                          $ 88,376        $ 55,975
                                                          ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Convertible notes                                             $-        $  1,025
  Accounts payable                                           2,231           3,396
  Accrued payroll and related liabilities                    1,725           1,610
  Other accrued liabilities                                  4,163           2,643
  Customer advances                                          7,992          16,432
                                                          --------        --------
    Total current liabilities                               16,111          25,106

Shareholders' equity
  Common stock                                              94,564          51,982
  Retained earnings (deficit)                              (22,299)        (21,113)
                                                          --------        --------
    Total shareholders' equity                              72,265          30,869
                                                          --------        --------
    Total liabilities and shareholders' equity            $ 88,376        $ 55,975
                                                          ========        ========

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